Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated July 26, 2019 (January 24, 2020 as to the effects of the reverse stock split described in Note 16) relating to the financial statements of Beam Therapeutics Inc., appearing in Registration Statement No. 333-233985 on Form S-1 of Beam Therapeutics Inc. We also consent to the reference to us under the heading “Experts” appearing in Registration Statement No. 333-233985 on Form S-1 of Beam Therapeutics Inc.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 5, 2020